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                                                                    Exhibit 9(b)

                       ADMINISTRATIVE SERVICES AGREEMENT

     AGREEMENT made the 7th day of January, 1997, by and between Impact Management Investment Trust (the "Trust") and Impact Management Services, Inc. (the "Administrator").

                                   BACKGROUND

     WHEREAS, the Trust is a diversified open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Administrator is a Pennsylvania Corporation which has access to facilities sufficient to provide administrative services to mutual Trusts; and

     WHEREAS, the Trust desires to avail itself of the assistance and facilities of the Administrator and to have the Administrator perform for the Trust certain services appropriate to the operations of the Trust and the Administrator is willing to furnish such services in accordance with the terms hereinafter set forth.

                                     TERMS

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the Trust and the Administrator hereby agree to the following:

     1. DUTIES OF THE ADMINISTRATOR. The Administrator will provide the Trust with the necessary office space, communication facilities and personnel to perform the following services for the Trust:


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          (a) Monitor all regulatory (1940 Act and IRS) and prospectus restrictions for compliance;

          (b) Prepare and coordinate the printing of semi-annual and annual financial statements;

          (c) Prepare selected management reports for performance and compliance analyses as agreed upon by the Trust and Administrator from time to time;

          (d) Prepare selected financial data required for Trustees' meetings as agreed upon by the Trust and the Administrator from time to time and coordinate Trustees meeting agendas with outside legal counsel to the Trust;

          (e) Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Trust's independent public accountants;

          (f) Prepare the Trust's federal, state, and local tax returns to be reviewed by the Trust's independent public accountants;

          (g) Prepare and maintain the Trust's operating expense budget to determine proper expense accruals to be charged to the Trust in order to calculate its daily net asset value;


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          (h) 1940 Act filings -

          In conjunction with the Trust's outside legal counsel the Administrator will:

          * Prepare the Trust's Form N-SAR reports;

          * Update all financial sections of the Trust's Statement of Additional Information and coordinate its completion;

          * Update all financial sections of the Trust's prospectus and coordinate its completion;

          * Update all financial sections of the Trust's proxy statement and coordinate its completion;

          * Prepare an annual update to Trust's 24f-2 filing (if applicable);

          (i) Monitor services provided by the Trust's custodian bank as well as any other service providers to the Trust;

          (j) Provide appropriate financial schedules (as requested by the Trust's independent public accountants or SEC examiners), coordinate the Trust's annual or SEC audit, and provide office facilities as may be required;

          (k) Attend management and board of trustee meetings as requested;

          (l) The preparation and filing (filing fee to be paid by the Trust) of applications and reports as necessary to register or maintain the Trusts

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     registration under the securities of "Blue Sky" laws of the various states selected by the Trust's Distributor.

     The Administrator shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

     2. COMPENSATION OF THE ADMINISTRATOR. In consideration of the services to be performed by the Administrator as set forth herein for each portfolio listed in Schedule B, the Administrator shall be entitled to receive compensation and reimbursement for all reasonable out-of-pocket expenses. The Trust agrees to pay the Administrator the fees and reimbursement of out-of-pocket expenses as set forth in the fee schedule attached hereto as Schedule A.

     3. RESPONSIBILITY AND INDEMNIFICATION. (a) The Administrator shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall be without liability to the Trust for any action taken or omitted by him in good faith without gross negligence, bad faith, willful misconduct or reckless disregard of his duties hereunder. He shall be entitled to rely upon and may act upon the accounting records and reports generated by the Trust, advice of the Trust, or of counsel for the Trust and upon statements of the Trust's independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of the Administrator, in violation of applicable federal or state laws or regulations, and

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provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of his duties.

     (b) The Administrator shall not be liable to the Trust for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of his duties hereunder except as hereinafter set forth. Nothing herein contained shall be construed to protect the Administrator against any liability to the Trust or his security holders to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of his duties on behalf of the Trust, reckless disregard of the Administrator's obligations and duties under this Agreement or the willful violation of any applicable law.

     (c) Except as may otherwise be provided by applicable law, neither the Administrator nor his stockholders, officers, Trustees, employees or agents shall be subject to, and the Trust shall indemnify and hold such persons harmless from and against, any liability for any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to the Administrator by the Trust or his authorized agents or in connection with any error in judgment or mistake of law or any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of his duties, by reason of reckless disregard of the Administrator's obligations and duties under this Agreement or the willful violation of any applicable law.


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     4. REPORTS. (a) The Trust shall provide to the Administrator on a quarterly basis a report of a duly authorized officer of the Trust representing that all information furnished to the Administrator during the preceding quarter was true, complete and correct to the best of his knowledge. The Administrator shall not be responsible for the accuracy of any information furnished to it by the Trust, and the Trust shall hold the Administrator harmless in regard to any liability incurred by reason of the inaccuracy of such information.

     (b) The Administrator shall provide to the Board of Trustees of the Trust, on a quarterly basis, a report, in such a form as the Administrator and the Trust shall from time to time agree, representing that, to his knowledge, the Trust was in compliance with all requirements of applicable federal and state law, including without limitation, the roles and regulations of the Securities and Exchange Commission and the Internal Revenue Service, or specifying any instances in which the Trust was not so in compliance. Whenever, in the course of performing his duties under this Agreement, the Administrator determines, on the basis of information supplied to the Administrator by the Trust, that a violation of applicable law has occurred, or that, to his knowledge, a possible violation of applicable law may have occurred or, with the passage of time, could occur, the Administrator shall promptly notify the Trust and his counsel of such violation.

     5. ACTIVITIES OF THE ADMINISTRATOR. The Administrator shall be free to render similar services to others so long as his services hereinunder are not impaired thereby.


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     6. RECORDS. The records maintained by the Administrator shall be the property of the Trust, and shall be made available to the Trust promptly upon request by the Trust in the form in which such records have been maintained or preserved. The Administrator shall upon approval of the Trust assist the Trust's independent auditors, or, any regulatory body, in any requested review of the Trust's accounts and records. The Administrator shall preserve the records in his possession (at the expense of the Trust) as required by Rule 31a-1 of the 1940 Act.

     7. CONFIDENTIALITY. The Administrator agrees that it will, on behalf of himself and his officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and such information shall not be disclosed to any person except as may be authorized by the Trust.

     8. DURATION AND TERMINATION OF THE AGREEMENT. This Agreement shall become effective as of the date hereof and shall remain in force for a period of three
(3) years, provided, however, that both parties to this Agreement have the option to terminate the Agreement, without penalty, upon ninety (90) days prior written notice.

     Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust. Additionally, the Administrator reserves the right to charge for any other reasonable expenses associated with such termination.

     9. ASSIGNMENT. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that

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this Agreement shall not be assignable by the Trust without the prior written consent of the Administrator, or by the Administrator without the prior written consent of the Trust.

     10. LAWS TO APPLY. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Colorado, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     11. AMENDMENTS TO THIS AGREEMENT. This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

     12. MERGER OF AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

     13. NOTICES. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, and shall be given to the following addresses (or such other addresses as to which notice is given):

     To the Administrator:                To the Trust::

     Impact Management Services, Inc.     Impact Management Investment Trust
     Arrott Building, Third Floor         1875 Ski Time Square Drive, Suite One
     401 Wood Street                      Steamboat Springs, CO 80487
     Pittsburgh, PA 15219

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

IMPACT MANAGEMENT                           IMPACT MANAGEMENT
INVESTMENT TRUST                            SERVICES, INC.

By:    /s/ Charles R. Clark                 By:    /s/  Ronald A. Stiller
Name:  Charles R. Clark                     Name:  Ronald A. Stiller
Title: Chairman                             Title: President
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                                   SCHEDULE A

(a)      ADMINISTRATIVE SERVICE FEE:

     The compensation to be paid to the Administrator for the services rendered by the Administrator in his capacity as specified in Paragraph 1 DUTIES OF THE ADMINISTRATOR, the Trust shall be included in the payments made pursuant to the Transfer Agent and Dividend Disbursing Agent Agreement. NO OTHER FEES SHALL BE PAID.

(b)      EXPENSES:

     The Trust shall not be required to reimburse the Administrator for any out-of-pocket expenses, exclusive of salaries, advanced by the Administrator in connection with but not limited to the printings or filings of documents for the Trust, travel, telephone, quotation services, facsimile transmissions, stationery and supplies, record storage, postage, telex, and courier charges, incurred in connection with the performance of his duties hereunder.


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                                   SCHEDULE B

                PORTFOLIOS TO BE SERVICED UNDER THIS AGREEMENT:

                       IMPACT MANAGEMENT GROWTH PORTFOLIO